Exhibit (x)
Authorizing Resolutions Adopted By
The Board Of Directors Of Quadra Realty Trust, Inc.
     FURTHER RESOLVED, that the Chief Executive Officer/President, the Chief Financial Officer/Treasurer, the Chief Operating Officer/Secretary and the Chairman of the Board, acting alone or in combination with one another (individually and collectively, the “Authorized Officers”), be, and each of them with full power to act without the others hereby is, authorized and empowered to execute and deliver, in the name and on behalf of the Company, the Merger Agreement in such form and with, to the extent permitted by law, such changes as the Chairman of the Special Committee may approve, such approval to be conclusively evidenced by such Authorized Officer’s and/or Director’s execution and delivery of the Merger Agreement;
     FURTHER RESOLVED, that the Board hereby recommends that the Company’s stockholders tender their shares of Common Stock in the Offer, and that the Authorized Officers be, and each of them with full power to act without the others hereby is, authorized and empowered to prepare or cause to be prepared, execute and file or cause to be filed with the SEC, a Schedule 14D-9 reflecting the Board’s recommendation to the Company’s stockholders to tender their shares of Common Stock in the Offer, including any and all amendments or supplements thereto, any revisions with respect to the Schedule 14D-9 and any and all additional certificates, documents or instruments which in the opinion of such Authorized Officer shall be necessary or desirable, in such forms as such Authorized Officer may approve, such approval to be conclusively evidenced by such Authorized Officer’s execution or filing thereof;
     FURTHER RESOLVED, that the Authorized Officers of the Company, be, and each of them with full power to act without the others hereby is, authorized and directed, in the name and on behalf of the Company, to cause to be prepared, to execute and to cause to be filed with the SEC a Rule 13e-3 Transaction Statement on Schedule 13E-3 (and all amendments and supplements thereto) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to the Offer and the Merger, including all exhibits or other schedules required to be filed therewith, and any and all amendments thereto and all other documents such Authorized Officers shall deem necessary, appropriate or desirable in connection therewith;